Registration  No. 333-



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549


                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                TANDY CORPORATION
             (Exact name of Registrant as specified in its charter)

             Delaware                                  75-1047710
(State or Other Jurisdiction of                     (I.R.S. Employer
 Incorporation or Organization)                    Identification No.)

 100 Throckmorton Street, Suite 1800                     76102
        Fort Worth, Texas
(Address of Principal Executive Offices)              (Zip Code)

                   TANDY CORPORATION 1997 INCENTIVE STOCK PLAN
                            (Full Title of the Plan)

       M. C. Hill, Vice President Corporate Secretary and General Counsel
                                Tandy Corporation
                       100 Throckmorton Street, Suite 1900
                             Fort Worth, Texas 76102
                     (Name and Address of Agent for Service)

                                  817-415-3924
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE


------------------------ ---------------------- ---------------------- ----------------------- ----------------------
       Title of                                       Proposed                Proposed
      Securities                Amount                 Maximum                Maximum                Amount of
         to be                   to be             offering price            aggregate             Registration
      Registered            Registered (1)          per share (2)          offering price             Fee(2)

------------------------ ---------------------- ---------------------- ----------------------- ----------------------

     Common Stock,
     $1 par value              5,500,000          $39.22                   $253,652,295             $74,827.00
    Preferred Share                               $46.35
    Purchase Rights            5,500,000                 --                      --                     --
------------------------ ---------------------- ---------------------- ----------------------- ----------------------

(1) The number of shares registered has been computed on the basis of the Issuer's estimate of the aggregate number of shares which will be needed for grants and awards over the ten year life of the Tandy Corporation 1997 Incentive Stock Plan. One Preferred share Purchase Right automatically trades with each share of Common Stock and is evidenced by the certificate for the Common Stock.

(2) As of the date hereof, options to purchase 178,500 shares of Common Stock of the Registratant have been granted pursuant to the Plan at an exercise price of $39.22 per share. The registration fee for the foregoing shares is based upon such exercise price. Purasuant to Rule 457(c), the registration fee for the 5,321,500 shares not currently subject to outstanding options under the Tandy Corporation 1997 Incentive Stock Plan is based upon a price of $46.35 per share, the average of the high and low sales price reported on the New York Stock Exchange Composite Tranasactions System for the Registrant's Common Stock on April 1, 1998.






                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents, which have been filed (File No. 1-5571) by Tandy Corporation ("Tandy" or "Registrant") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities and Exchange Act of 1934, as amended (the "1934 Act"), are incorporated by reference in this Registration Statement and shall be deemed a part hereof: (a) the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997; (b) Tandy's Current Report on Form 8-K filed on February 2, 1998; and (c) the description of Tandy's Common Stock, par value $1.00 per share ("Common Stock") and Preferred Share Purchase Rights contained in the prospectus forming part of Registration Statement No. 33-45180.

         All documents subsequently filed by Tandy with the Commission pursuant to Sections 13 (a), 13 (c), 14 or 15 (d) of the 1934 Act and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document, that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. DESCRIPTION OF SECURITIES

         Not Applicable.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not Applicable

Item 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Section 145 of the Delaware General Corporation Law grants corporations the power to indemnify officers and directors in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article XIV of the Registrant's Restated By-laws provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by Section 145 of the Delaware General Corporation Law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law and the foregoing by-law provision or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The Registrant carries directors' and officers' liability insurance policies under which all of the directors and executive officers of Registrant are insured against loss imposed upon them with respect to their legal liability for breach of their duty to Registrant. Excluded from coverage under said policy are fines and penalties imposed by law upon such directors and officers or other matters which may be deemed uninsurable such as material acts of active and deliberate dishonesty committed by the insureds with actual dishonest purpose and intent. In addition, the Registrant has entered into indemnification agreements with its directors and certain officers for indemnification to the fullest extent permitted by applicable law.

         In addition, the Tandy Corporation 1997 Incentive Stock Plan provides that the Registrant will indemnify the members of the Organization and Compensation Committee of its Board of Directors for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiation of the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering the Tandy Corporation 1997 Incentive Stock Plan or in authorizing or denying authorization to any transaction thereunder.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

         None Applicable

Item 8. EXHIBITS

Exhibit 3.     Articles of Incorporation and By-laws.

               Tandy Corporation Restated Certificate of Incorporation, as amended through February 14, 1992, including Certificates of Designation for Series A Preferred Stock and Series B Preferred Stock.

               Tandy Corporation Restated By-laws as amended and restated through January 1, 1996.

Exhibit 4. Instruments defining the rights of security holders, including indentures.

               Tandy Corporation 1997 Incentive Stock Plan, as amended.


Exhibit 5.     Opiniion re legality.

               Opinion of Fried, Frank, Harris, Shriver & Jacobson, as counsel, as to the legality of the securities being registered, including consent.

Exhibit 23.    Consents of experts and counsel.

               Price Waterhouse LLP, Independent Accountants.

               Fried, Frank,  Harris,  Shriver & Jacobson,  Counsel (included in
               Exhibit 5).

Item 9. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

         (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and/or

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         Provided, however, that paragraphs (a)(1) (i) and (a)(1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13 (a) or section 15(d) of the 1934 Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the 1934 Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (6) The undertaking regarding indemnification of officers and directors is included as part of Item 6, which is incorporated into Item 9 by reference.


                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on the 2nd day of April, 1998.

                                               Tandy Corporation


                                               By:/s/ John V. Roach
                                               --------------------
                                                      John V. Roach,
                                                      Chairman and
                                                      Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 2nd day of April, 1998.

Signature                      Title



/s/ John V. Roach              Chairman of the Board and Chief Executive Officer
John V. Roach



/s/ Dwain H. Hughes            Senior Vice President and Chief Financial Officer
Dwain H. Hughes



/s/ James I. Cash, Jr.         Director
James I. Cash, Jr.



/s/ Ronald E. Elmquist         Director
Ronald E. Elmquist



/s/ Lewis F. Kornfeld, Jr.     Director
Lewis F. Kornfeld, Jr.



/s/ Jack L. Messman            Director
Jack L. Messman



/s/ William G. Morton, Jr.     Director
William G. Morton, Jr.



/s/ Thomas G. Plaskett         Director
Thomas G. Plaskett



/s/ Leonard H. Roberts         Director
Leonard H. Roberts



/s/ Alfred J. Stein            Director
Alfred J. Stein



/s/ William E. Tucker          Director
William E. Tucker



/s/ John A. Wilson             Director
John A. Wilson








                                INDEX TO EXHIBITS

       Item.
        No.

Exhibit 3    Articles of Incorporation and By-laws.

               Tandy Corporation Restated Certificate of Incorporation, as amended through February 14, 1992, including Certificates of Designation for Series A Preferred Stock and Series B Preferred Stock.

               Tandy Corporation By-laws as amended and restated through January 1, 1996.

Exhibit 4   Instruments defining the rights of security holders.

               Tandy Corporation 1997 Incentive Stock Plan, as amended.


Exhibit 5    Opinion re legality.

               Opinion of Fried, Frank, Harris, Shriver & Jacobson, as counsel, as to the legality of the securities being registered, including consent.

Exhibit 23   Consents of experts and counsel.

               Price Waterhouse LLP, Independent Accountants.

               Fried, Frank,  Harris,  Shriver & Jacobson,  Counsel (included in
               Exhibit 5).